Exhibit 10(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 of Registration Statement No. 333-54036 of MetLife Investors Variable Annuity Account Five on Form N-4 of our report dated April 15, 2004 relating to MetLife Investors Variable Annuity Account Five, and our report dated April 12, 2004 relating to MetLife Investors Insurance Company of California, both appearing in the Statement of Additional Information in Post-Effective Amendment No. 4 to Registration Statement No. 333-54036, which is incorporated by reference under this Post-Effective Amendment No. 7 of such Registration Statement, and to the reference to us under the heading “Experts” in the Statement of Additional Information, which is incorporated by reference under this Post-Effective Amendment No. 7 of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri September 27, 2004